Exhibit 19.1

As Revised and Restated on January 20, 2023

VONTIER CORPORATION
INSIDER TRADING POLICY

1.    BACKGROUND AND PURPOSE

The U.S. federal securities laws prohibit all directors and employees of Vontier Corporation and its subsidiaries (collectively, “Vontier” or the “Company”) from purchasing or selling Company securities on the basis of material non-public information concerning the Company, or from tipping material non-public information to others. These laws impose severe sanctions on individuals who violate them. In addition, the U.S. Securities and Exchange Commission (“SEC”) has the authority to impose large fines on the Company and on the Company’s directors, executive officers and controlling stockholders if the Company’s employees engage in insider trading and the Company has failed to take appropriate steps to prevent it (so-called “controlling person” liability).

The purpose of this Insider Trading Policy (the “Policy”) is to help ensure that Vontier’s directors and employees comply with all applicable laws regarding securities trading. This Policy applies to (i) all directors and employees of Vontier, (ii) all family members of any Vontier director or employee who shares the same address as, or is financially dependent on, such director or employee and any other person (other than a tenant or employee) sharing such director’s or employee’s household (collectively, “Immediate Family Members”), and (iii) all entities (other than the Company) as to which any of the persons referenced in clauses (i) and (ii) above exercises voting or investment control over Vontier securities (collectively, “Controlled Entities”). The persons and entities described in clauses (i) to (iii) above are referred to as the “Vontier Personnel.” Nothing in this Policy applies to transactions by the Company itself. This Policy applies to all Vontier securities (e.g., common stock, bonds, stock options and other derivative securities), not just Vontier common stock, but does not apply to transactions in broad-based mutual funds.

2.    DEFINITION OF TERMS

The following defined terms are used in this Policy:

2.1    Material Non-Public Information. Information concerning Vontier is considered material if there is a substantial likelihood that a reasonable shareholder would consider the information important in making a decision to buy or sell Vontier securities.1 Information relating to Vontier is considered non-public until one full business day after it has been widely disseminated to the public through a broadly disseminated press release and/or a report filed or furnished with the SEC. Material Non-Public Information refers to material information that is non-public.

2.2    Purchase or Sale. For purposes of this Policy, a purchase or sale of Vontier securities shall be deemed to occur at the time the person becomes irrevocably committed to it (for example, in the case of an open-market purchase or sale, this occurs when the trade is executed, not when it settles). For purposes of this
1 Examples of material information with respect to a given company may include, but are not limited to: (1) Financial performance, particularly quarterly and year-end revenue and earnings, (2) company projections that differ significantly from external expectations, (3) business plans or strategies, (4) a significant change in management, (5) significant regulatory actions or developments, significant actual or potential litigation, or the resolution of the same, (6) a major contract award or cancellation of an existing, major contract, (7) introduction of a material new product, technology or service or material developments with respect to existing products, technologies and services, (8) the gain or loss of material customers or suppliers, (9) a significant cybersecurity incident, such as a data breach, (10) changes in critical accounting policies or practices, (11) extraordinary borrowings or liquidity problems, (12) a potential material merger, acquisition, divestiture, joint venture, or other transaction for which the company has entered into an agreement in principle or a letter of intent, (13) a planned offering or sale of the company’s securities, (14) a material change in dividend policy, (15) the declaration of a stock split, or (16) a significant change in the company’s credit rating.

Vontier Corporation Insider Trading Policy
Policy, purchases and sales of Vontier securities may include, without limitation (i) transactions in Vontier securities held in joint accounts or accounts of Controlled Entities, (ii) transactions in Vontier securities as to which the Vontier Personnel acts as trustee, executor or custodian, and (iii) transactions in Vontier securities for the benefit of any Vontier Personnel.

3.    REQUIREMENTS APPLICABLE TO ALL VONTIER PERSONNEL

3.1    Prohibited Activities. Except as provided in Section 3.2, no Vontier Personnel may:

•purchase or sell any securities of the Company while he or she is aware of any Material Non-Public Information or recommend to another person that they do so;
•communicate, “tip” or disclose Material Non-Public Information to (i) persons within Vontier whose jobs do not require them to have such information, or (ii) persons outside Vontier unless such disclosure is made in accordance with Vontier policies concerning the use and disclosure of confidential information and in accordance with the job responsibilities of the Vontier Personnel who is disclosing such information;
•purchase or sell any securities of another company with which the Company does business, or with which the Company is involved in a potential transaction or business relationship while he or she is aware of any material non-public information concerning such other company which he or she learned in the course of his or her service as a Vontier director or employee (“Other Company MNPI”), or recommend to another person that they do so; or
•communicate, “tip” or disclose Other Company MNPI to (i) persons within Vontier whose jobs do not require them to have such information, or (ii) persons outside Vontier unless such disclosure is made in accordance with Vontier policies concerning the use and disclosure of confidential information and in accordance with the job responsibilities of the Vontier Personnel who is disclosing such information.

3.2.    Exceptions. The prohibitions set forth in Section 3.1 do not apply to:

•exercises or vestings of stock options or other equity awards under any Vontier equity compensation plan or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations, in each case in a manner permitted by the applicable plan and award agreement (provided, however, that the securities so acquired may not be sold while the person is aware of Material Non-Public Information or (in the case of Blackout Personnel, as defined below) during a blackout period and provided, further, that that the prohibitions set forth in Section 3.1 do apply to the sale into the market of any of the underlying shares to pay the exercise price for the shares or to satisfy any tax withholding obligations);
•acquisitions into the Vontier securities fund under the Company’s 401(k) plan which are made pursuant to standing instructions that meet the conditions of Rule 10b5-1 not entered into or modified while the Vontier Personnel is aware of Material Non-Public Information or (with respect to Blackout Personnel, as defined below) subject to a blackout period;
•transactions made pursuant to a written plan or contract that complies with the terms of Rule 10b5-1(c) under the Securities Exchange Act (“Rule 10b5-1”) and Section 6 of this Policy;
•purchases of securities from Vontier or sales of securities to Vontier; and
•other transactions to the extent authorized in advance by Vontier’s SVP, Chief Legal and Administrative Officer or the Administrative Officer (as defined under this Policy).

3.3    No Short Sales or Transactions in Derivatives of Vontier’s Securities. All Vontier Personnel are prohibited from engaging at any time in:

•short sales of Vontier common stock (i.e., selling more Vontier shares than one owns, a technique used to speculate on a decline in stock price); or

•transactions in any derivative of a Vontier security, including, but not limited to, buying or selling puts, calls or other options (except for instruments granted under a Vontier equity compensation plan).

4.    ADDITIONAL REQUIREMENTS APPLICABLE TO CERTAIN DIRECTORS, OFFICERS AND EMPLOYEES

4.1    Persons Subject to Preclearance. The preclearance requirements set forth in Section 4.2 apply at all times to (i) all directors, executive officers and any other officers appointed by the board of directors of

Vontier Corporation Insider Trading Policy
Vontier, (ii) all employees located at Vontier’s corporate headquarters, and (iii) any other Vontier Personnel notified from time to time by the Administrative Officer, and in each of case (i) – (iii), all Immediate Family Members and all Controlled Entities of such persons (collectively, “Preclearance Personnel”).

4.2    Preclearance Requirements. No Preclearance Personnel may purchase or sell securities of the Company (other than in a transaction permitted under Section 3.2, although directors and executive officers must notify the Administrative Officer before entering into a transaction permitted under Section 3.2), unless such person preclears the transaction with the Administrative Officer. The Administrative Officer may not buy or sell Vontier securities unless the transaction has been approved by Vontier’s Chief Financial Officer or Chief Legal and Administrative Officer. A request for preclearance must be made in accordance with the procedures set forth on Appendix A. The Administrative Officer shall have sole discretion to decide whether to clear any contemplated transaction. All trades that are precleared must be effected within five business days following receipt of the preclearance (unless a specific exception has been granted by the Administrative Officer). A precleared trade (or any portion of a precleared trade) that has not been effected during such period must be precleared again prior to execution. Notwithstanding receipt of preclearance, if the person who received the preclearance becomes aware of Material Non-Public Information or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed. The fact that a particular intended trade has been denied preclearance should be treated as Material Non-Public Information.

4.3.    Persons Subject to Regular Blackout Periods. The provisions of Section 4.4 apply to (1) all Preclearance Personnel, and (2) all presidents, chief financial officers and general counsels (including their respective Immediate Family Members and Controlled Entities) of each business unit that reports directly to the Vontier corporate office and accounted for five percent (5%) or more of Vontier’s total revenues during the most recently completed Vontier fiscal year, as well as any other Vontier Personnel notified from time to time by the Administrative Officer (collectively, the “Blackout Personnel”).

4.4    Regular Blackout Periods. Except as provided in Section 3.2 or as approved in advance by Vontier’s Chief Financial Officer or Chief Legal and Administrative Officer, no Blackout Personnel may purchase or sell any securities of the Company during the period beginning ten calendar days prior to the end of any Vontier fiscal quarter and ending upon the completion of the first full trading day after the public announcement of earnings for such quarter (a “regular blackout period”).

4.5    Special Blackout Periods. The Company may from time to time notify the Blackout Personnel and/or other specified employees that an additional blackout period (a “special blackout period”) is in effect in view of significant events or developments involving the Company. In such event, except as provided in Section 3.2 or as approved in advance by Vontier’s Chief Financial Officer or Chief Legal and Administrative Officer, no such individual may purchase or sell any securities of the Company during such special blackout period or inform anyone else that a special blackout period is in effect. (In this Policy, regular blackout periods and special blackout periods are each referred to as a “blackout period.”)

4.4    Regulation BTR Blackout Period. If Vontier is required to impose a “pension fund blackout period” under Regulation BTR under the Sarbanes-Oxley Act, no Vontier director or executive officer shall, directly or indirectly sell, purchase or otherwise transfer during such blackout period any Vontier equity securities acquired in connection with his or her service as a director or officer of Vontier, except as permitted by Regulation BTR.

5.    RULE 144 AND SECTION 16 REQUIREMENTS APPLICABLE TO INSIDERS

The U.S. securities laws impose additional requirements on certain transactions by corporate “insiders.”

5.1    General Overview of Section 16. Section 16 of the Securities Exchange Act (“Section 16”), applies to every person who is the beneficial owner of more than 10% of the outstanding common stock of Vontier and to each director and executive officer of Vontier (collectively, “Section 16 Insiders”). The following is a brief summary of Section 16:
•Section 16(a) requires insiders to electronically file public reports of their transactions involving Vontier equity securities. You should assume that any instrument that derives its value from an equity security of Vontier could be considered an equity security under Section 16.

Vontier Corporation Insider Trading Policy
•Section 16(b) provides that any profit realized by a Section 16 Insider from any “short-swing” transactions (i.e., any purchase and sale, or sale and purchase, of any Vontier equity security within less than six months) is recoverable by Vontier.
•Section 16(c) prohibits short sales by Section 16 Insiders of equity securities of Vontier.
•Section 16(a) requires an insider, upon becoming a Section 16 Insider, to file with the SEC an initial report on Form 3 disclosing his or her beneficial ownership of all equity securities of Vontier. To keep this information current, Section 16(a) also requires Section 16 Insiders to report all subsequent transactions involving Vontier equity securities, including bona fide gifts, on Form 4 before the end of the second business day following the day on which the subject transaction has been executed.2
•Any late or delinquent Section 16 filings are required to be reported in Vontier’s proxy statement in a separate captioned section, naming the name of the person who was delinquent. In addition, the SEC has been granted broad authority under the Securities Exchange Act to seek “any equitable relief that may be appropriate or necessary for the benefit of investors” for violations of any provisions of the securities laws, and any failure to comply with the requirements of Section 16 may result in SEC enforcement action against the person who fails to comply.

5.2    Section 16 Notification and Certification Procedures. In addition to the preclearance requirements referenced in Section 4.2, each Section 16 Insider must notify the Administrative Officer by sending an email to courtney.kamlet@vontier.com prior to executing any of the transactions set forth in Section 3.2 (and must also notify the Administrative Officer following completion of the transaction). In addition, as part of the D&O Questionnaires completed annually by each Section 16 Insider, all Section 16 Insiders are required to certify that they have complied with Section 16 and have made all required Section 16 filings.

5.3    Applicability of Section 16 Following Termination. Under certain circumstances, transactions after a Section 16 Insider ceases to be a director or employee of Vontier may also be subject to and reportable under Section 16. Generally, if after ceasing to be a director or employee of Vontier, the Section 16 Insider engages in a non-exempt transaction involving Vontier equity securities which occurs within a period of less than six months of a non-exempt, opposite-way transaction, the transaction would be subject to Section 16 and would need to be reported. Please contact the Administrative Officer upon termination of Section 16 Insider status for further guidance on compliance with Section 16 requirements.

5.4    Form 144. Sales by “affiliates” (including directors, executive officers, and 10% or greater stockholders) are subject to Rule 144 requirements under the Securities Act of 1933, including volume limitations, holding periods, “manner of sale” conditions, and reporting with the SEC. The legal obligation to file these reports and comply with the related rules rests on the individual “affiliate”. Brokers or financial advisors generally will assist such persons in the preparation and filing of a Form 144 with the SEC.

6.    10b5-1 TRADING PLANS

6.1    Overview. Rule 10b5-1 effectively establishes a safe harbor pursuant to which sales can be made even if a person is aware of material non-public information at the time the sale occurs, as long as he or she can demonstrate that the sale occurred pursuant to (1) a binding contract, specific instruction or written plan, that (2) was put into place at a time when he or she was not aware of material non-public information. Trading plans that are established to take advantage of the Rule 10b5-1 safe harbor are known as “10b5-1 trading plans” or simply as “trading plans” or “plans.”

6.2    Implementation Period. No trading plan may be implemented or materially amended by a Vontier Personnel:

•while the Vontier Personnel is aware of material non-public information; or
•if the Vontier Personnel is a Blackout Personnel, during a period that is designated as a regular black-out period under Section 4.4 or, if the Vontier Personnel is subject to a special blackout period, during such special blackout period.
2 Certain, limited transactions are eligible for reporting on a deferred, year-end basis on Form 5. In addition, certain employee benefit plan transactions involving discretionary transactions where the reporting person does not select the date of execution, are not required to be reported until the second business day following the date the reporting person is notified of the transaction, as long as such notice is delivered not later than the third business day after the trade date.

Vontier Corporation Insider Trading Policy

6.3    Structure. All trading plans must be in writing and structured so that the plan:

•specifies the amount, price and date of the transaction;
•includes a written formula, algorithm or computer program for determining the amount of securities to be sold and the price at which and the date on which the securities are to be sold; or
•precludes the Vontier Personnel from exercising any subsequent influence over how, when or whether to effect sales.

Any 10b5-1 trading plans entered into by Section 16 Insiders shall include a representation in the plan at the time of adoption or modification, certifying that (i) the person is not aware of material non-public information about the Company or its securities and (ii) the person is adopting the trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.

6.4    Review. All proposed trading plans must be submitted to the Administrative Officer (or, if submitted by the Administrative Officer, to the Chief Legal and Administrative Officer) for review prior to implementation to ensure compliance with this Policy and to allow Vontier to consider whether public disclosure of the trading plan would be necessary.

6.5    Cooling-off Period. No transaction may be made under any trading plan:

•for any Section 16 Insider, until the later of (a) 90 days after implementation or modification of the plan or (b) two business days following disclosure of the Company’s financial results in a periodic report for the fiscal quarter (or fiscal year in case of a Form 10-K) in which the trading plan was adopted or modified;
•within the first 30 days after implementation or modification of the plan for any Vontier Personnel who is not a Section 16 Insider; and

If a trading plan is terminated prior to its expiration date, the Vontier Personnel may not implement a subsequent trading plan until at least 60 days after termination of the plan, subject to any cooling-off period described above.

6.6    Suspension, Modification or Termination at Vontier’s Request. All trading plans must permit the Vontier Personnel establishing the plan to suspend transactions under the plan, modify or terminate the plan, at any time at the request of Vontier in order to comply with any applicable legal or contractual limitations. If the Vontier Personnel modifies or terminates a plan prior to its scheduled expiration date, such Vontier Personnel must provide the Administrative Officer (or, if the Vontier Personnel is the Administrative Officer, the Chief Legal and Administrative Officer) with prior notice.

6.7    Limitations on Overlapping Trading Plans. Subject to limited exceptions, Vontier Personnel are prohibited from having more than one trading plan under Rule 10b5-1.

6.8    Limitations on Single-Trade Plans. Vontier Personnel are limited to one trading plan designed to effect an open market purchase or sale of the total amount of securities subject to the trading plan as a single transaction in any 12-month period.

6.9    Disclosure Obligations. The reporting obligations of Section 16 Insiders under Rule 144 and Section 16 apply to sales made under trading plans in essentially the same way they apply to other sales. As a result, it is important to ensure that the brokers who administer trading plans for Section 16 Insiders immediately inform the Administrative Officer of any trades that occur under such plans.

6.10     Other 10b5-1 Plan Considerations. Vontier Personnel establishing trading plans are also encouraged to consider the following additional practices:

•If trading under the plan is structured to occur at a fixed date, consider scheduling the trades to occur outside regular blackout periods.
•Consider refraining from engaging in transactions involving Vontier securities outside the plan while the plan is in effect.

Vontier Corporation Insider Trading Policy
•Consider adopting a trading plan with a duration of not less than six months nor more than 18 months (plans with a shorter or longer duration may however be appropriate depending on the circumstances).
•Exercise caution in terminating a trading plan before its scheduled expiration date, since any such termination could call into question whether the plan was entered into in good faith and could result in a loss of the 10b5-1 safe-harbor for trades previously made under the plan.

7.    REPORTING VIOLATIONS; PENALTIES FOR VIOLATION

7.1    Reporting Violations. Anyone who is subject to this Policy and who violates this Policy or any applicable laws referenced herein, or becomes aware of any violation of this Policy or of the applicable laws referenced herein, must report the violations immediately to the Administrative Officer.

7.2    Penalties for Violations. Violation of any provision of this Policy is grounds for disciplinary action by the Company, up to and including termination of employment.

8.    GENERAL INFORMATION

8.1    Administrative Officer. The Company has designated its VP, Group General Counsel and Corporate Secretary as its Insider Trading Compliance Officer (the “Administrative Officer”). Please direct all inquiries regarding any provisions or procedures of this Policy or the requirements of applicable laws to the Administrative Officer at courtney.kamlet@vontier.com.

8.2    Assistance. The Company will provide reasonable assistance to all directors and executive officers, as requested, in connection with the filing of Forms 3, 4 and 5 under Section 16 of the Exchange Act. However, the ultimate responsibility, and liability, for timely filing remains with each director and executive officer, and each director and executive officer is responsible for ensuring his or her transactions do not give rise to “short swing profit” liability under Section 16.

8.3    Limitation on Liability. None of the Company, the Chief Legal and Administrative Officer, the Administrative Officer (as defined under this Policy) or any of the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for preclearance submitted pursuant to Section 4.2 or for any other action related to this Policy. Notwithstanding any preclearance of a transaction pursuant to Section 4.2 or notice of a transaction pursuant to Section 5.2, none of the Company, the Chief Legal and Administrative Officer, the Administrative Officer (as defined under this Policy) or the Company’s other employees assumes any liability for the legality or consequences of such transaction to the person engaging in or adopting such transaction.

Vontier Corporation Insider Trading Policy
APPENDIX A

TRADING PRECLEARANCE PROCEDURES

1.    You must submit all preclearance requests to the Administrative Officer by email to preclearance@vontier.com. You should submit preclearance requests at least one business day before your intended trade date.

2.    Your preclearance request should (1) briefly describe the proposed transaction (e.g., an open market sale of shares, a cashless sell-all option exercise, etc.), and (2) indicate the number of options or shares that are the subject of the proposed transaction. Your preclearance request must also include the following language:

By submitting this request to preclear a transaction in or relating to securities of Vontier Corporation, I certify that (1) I have read and understand Vontier’s Insider Trading Policy, (2) I am not aware of any material non-public information relating to Vontier Corporation or any of its subsidiaries, and (3) this proposed transaction will be effected in full compliance with Vontier’s Insider Trading Policy and applicable law. I agree that if I (i) become aware of any material non-public information about Vontier Corporation or any of its subsidiaries, or (ii) become subject to a blackout period, in each case at any time after my proposed transaction is precleared and before it is fully executed, I will immediately stop the proposed transaction and contact Vontier’s Administrative Officer.

3.    In addition, any preclearance request by a Section 16 Insider must also indicate whether the insider has effected any non-exempt, “opposite-way” transactions within the past 6 months.